Exhibit 4.48
Agreement
This Agreement is made and entered on 12 December 2006, by and among:
1.	Wretch Co. Ltd. (“Party A”), a corporation duly organized and existing under the laws of the Republic of China, having its principal office at 2nd Floor, No. 310, Section 4, Zhongxiao East Road, Taipei City;
2.	Shareholders listed in Exhibit 1 (“Party A’s Shareholders”).
3.	Hoshin GigaMedia Center Inc. (“Party B”), a corporation duly organized and existing under the laws of the Republic of China, having its principal office at 14th Floor, No. 122, TunHwa North Road, Taipei City;
4.	Koos Broadband Telecom Co., Ltd. (“Party C”), a corporation duly organized and existing under the laws of the Republic of China, a wholly owned subsidiary of Party B, having its principal office at 14th Floor, No. 122, TunHwa North Road, Taipei City.
Whereas, Party A and Party C executed a Strategic Alliance Cooperation Agreement on March 4, 2005 (Exhibit 2, the “Cooperation Agreement”), which was expired on March 3, 2006 and neither party renewed the Cooperation Agreement.
Whereas, Party A, Party B and Party A’s Shareholders executed a Subscription Rights Agreement on March 10, 2006 (Exhibit 3, the “Subscription Rights Agreement”), under which Party B agrees to provide Party A with free internet service for 3 years. Party A and Party A’s Shareholders agree that Party B has the right of first refusal to acquire 20% of the issued shares in Party A when Party A conducts the first capital increment.
Whereas, Party A and/or Party A’s Shareholders are engaging negotiations with a specific investor (the “Specific Investor”) for the acquisition of Party A’s shares (the “Share Acquisition”), which may influence Party B’s rights under the Subscription Rights Agreement. All Parties agree by executing this Agreement to confirm the rights and obligations in the Cooperation Agreement and Subscription Rights Agreement.
Accordingly, all Parties agree as follows:
1.	Expiration of Cooperation Agreement
(1)	Party A and Party C confirm that the Cooperation Agreement expired on March 3, 2006 (the “Expiration Date”). All the rights and obligations under the Cooperation Agreement were completely fulfilled before the Expiration Date.

(2)	From the execution date of the Cooperation Agreement to December 31, 2006, Party A agrees to pay Party C the amount of NT$1,500,000 (tax inclusive) by cash, check or wire transfer, within 5 days after the execution date of this Agreement, for the use of internet bandwidth and equipment above the quota stipulated in the Cooperation Agreement.

(3)	Party A and Party C agree that from the date Party A fulfills the obligations stated in the foregoing paragraph (2), neither party shall make any request or claim to the other party for the expiration of the Cooperation Agreement or the related matters in the Cooperation Agreement. If Party A continues to use Party C’s internet bandwidth and equipment after January 1, 2007, both parties shall discuss and agree on the service terms and fees separately.
2.	Termination of Subscription Rights Agreement
(1)	Party A, Party B and Party A’s Shareholders agree that, on the condition that Party A fulfills its obligations in paying the Indemnification to Party B in accordance with Section 3(1), the closing date of the Share Acquisition shall be the termination date of the Subscription Rights Agreement (the “Termination Date”). However, the termination of Subscription Rights Agreement shall be effective prior to the closing of the Share Acquisition. When Party A pays the Indemnification to Party B, Party B shall provide Party A and Party A’s Shareholders with a confirmation letter as the format set forth in Exhibit 4 to confirm the receipt of the Indemnification and the termination of the Subscription Rights Agreement.

(2)	Party A, Party B and Party A’s Shareholders agree that after the Termination Date, all the rights and obligations in the Subscription Rights Agreement, including but not limited to Party B’s subscription right and Party B’s other rights and interest against Party A and Party A’s Shareholders, shall cease to be effective. None of the Parties may make any request or claim to the other parties for the termination of the Subscription Rights Agreement or the related matters in the Subscription Rights Agreement.
3.	Indemnification and Service Fee for the Above Quota Use of Internet Service
(1)	Party A agrees to pay by itself or make the Specific Investor pay by check or wire transfer to Party B the following Indemnification as the condition of Party B’s consent to terminate the Subscription Rights Agreement.
(i)	Basic Indemnification: NT$20,000,000 (tax inclusive);

(ii)	Extra Indemnification: as stated in Section 3(2). (Basic Indemnification and Extra Indemnification are collectively referred to as Indemnification)
(2)	The Calculation of Extra Indemnification

After execution of this Agreement, if Party A and/or Party A’s Shareholders execute any agreement with the Specific Investor in connection with the Share Acquisition, Party A and Party A’s Shareholders shall send a statement to Party B confirming that the price range of the Specific Investor’s acquisition of all the shares of Party A as soon as the closing procedures is completed on the closing date of the Share Acquisition for the calculation of Extra Indemnification. Party B agrees to keep the disclosed information confidential and execute a non-disclosure agreement (Exhibit 5), and then deliver to Party A.

If the purchase price of all the shares of Party A exceeds US$24,000,000 (if only a portion of the shares of Party A is purchased, the purchase price shall be the total numbers of outstanding shares of

Party A multiplied by the purchase price for each share), Party B is entitled to the following Extra Indemnification in addition to the Basic Indemnification:
(i)	If the purchase price exceeds US$24,000,000 but is less than or equal to US$36,000,000, the Extra Indemnification shall be (the purchase price- US$24,000,000)*18%; or

(ii)	If the purchase price exceeds US$36,000,000 but is less than or equal to US$48,000,000, the Extra Indemnification shall be US$2,160,000 plus (the purchase price- US$36,000,000)*16%;

(iii)	If the purchase price exceeds US$48,000,000, the Extra Indemnification shall be US$4,080,000 plus (the purchase price- US$48,000,000)*14%
If the purchase price in the agreement for the Share Acquisition is in New Taiwan Dollars, for the purpose of the abovementioned Extra Indemnification, Party A, Party A’s Shareholders, and Party B agree that the exchange rate shall be the average of closing spot buying and selling rates published by the Bank of Taiwan as of the closing date of the Share Acquisition.
If the Specific Investor carries out the Share Acquisition by subscription of new shares or share swap, the purchase price shall be the subscription price of each new share or the fair market value of each of the swapped share multiplied by the total numbers of outstanding shares of Party A. If the Specific Investor carries out the Share Acquisition by purchase of shares, the purchase price shall be the price for filing of securities transaction tax. Party A and Party A’s Shareholders jointly guarantee that they will not make any arrangement to lower the purchase price paid by the Specific Investor.
Party A understands that Party B’s consent to the calculation of Extra Indemnification is based on its reliance on the financial reports provided by Party A up to September 30, 2006 (Exhibit 6). Party A and Party A’s Shareholders guarantee that the contents of the financial reports reflect the real financial status of Party A, and there is no hidden, untrue, or misleading facts.
(3)	From the execution date of the Subscription Rights Agreement to December 31, 2006, Party A agrees to pay Party B the amount of NT$1,500,000 (tax inclusive) by cash, check or wire transfer, within 5 days after the execution date of this Agreement, for the use of internet bandwidth and equipment above the quota stipulated in the Subscription Rights Agreement. If Party A continues to use Party B’s internet bandwidth and equipment after January 1, 2007, both parties shall discuss and agree on the service terms and fees separately.
4.	The Liabilities of Party A and Party A’s Shareholders

Party B and Party C agree that if there is any dispute or lawsuit with Party B or Party C due to the reason which attribute to Party A and/or Party A’s Shareholders, Party A agrees to defend for Party A’s Shareholders and bear all the legal liabilities and costs. However, before all the obligations in this Agreement is fulfilled by Party A for itself or for Party A’s Shareholders, the obligations and liabilities of Party A’s Shareholders shall not be released, and Party B or Party C reserves the rights to claim or sue Party A and/or Party A’s Shareholders.

5.	Confidentiality

All Parties agree that except Party A and Party A’s Shareholders may disclose this Agreement and the contents to the Specific Investor, other Parties shall strictly keep in confidential all contents and discussion process of this Agreement. None of the Parties may disclose to any third party, without the other Parties’ prior written approval, the contents and the provisions of this Agreement, except the following situations:
(1)	The disclosure to a Party’s individually appointed attorneys, accountants or senior managers within the most conservative and necessary scope for the purpose of fulfillment of the provisions of this Agreement.

(2)	The limited disclosure on specific object and scope required by law or the orders of competent government authorities.
6.	Announcement and Press releases

All Parties promise and agree that none of the Parties may make any announcement, press release or public declaration to reveal the existence of this Agreement or publicly disclose the provisions of this Agreement without the other Parties’ prior written approval on the contents, timings and the press media for public disclosure. Nevertheless, if any Party is required by law to make any disclosure, admittance or public announcement about the aforesaid things, such disclosing Party shall not be regarded as default on this Agreement. However, such disclosing party shall inform the other Parties about the contents of disclosure in reasonable and possible extent.

7.	Effect of this Agreement
(1)	This Agreement will be effective upon execution by the representatives of Party A, Party B, and Party C, and Party A’s Shareholders. All Parties agree that if closing of the Share Acquisition cannot be completed before 30 June 2007, this Agreement shall cease to be effective.

(2)	None of the Parties may assign, in whole or in part, the rights or obligations under this Agreement to any third party, unless prior written approval is obtained from all the other Parties.

(3)	If any provision of this Agreement shall be held invalid or unenforceable by the court which has jurisdiction over this Agreement, the validity, interpretation, and enforceability of the other provisions of this Agreement shall not be affected thereby.

(4)	This Agreement contains the complete agreement among the Parties and supersedes any prior agreements and representations in connection with this Agreement by or among the Parties, written or oral.

(5)	No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by all Parties.

(6)	Any Party who fails to pursue or delay in pursuing any rights or remedies shall not influence or exclude such Party to further pursue such rights. All the rights or remedies shall continue to be effective until the Party involved clearly abandons such rights or remedies in writing.
8.	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the Republic of China. If any dispute or litigation arises from this Agreement, the Parties agree that the Taiwan Taipei District Court shall be the court in the first instance.
9.	Counterparts

This Agreement is executed in ten (10) counterparts, with each party to hold one as evidence. Each of it shall be deemed an original,
Exhibits
Exhibit 1: List of Party A’s Shareholders
Exhibit 2: Copy of the Strategic Alliance Cooperation Agreement between Party A and Party C
Exhibit 3: Copy of the Subscription Rights Agreement among Party A, Party A’s Shareholders, and Party B
Exhibit 4: Confirmation Letter
Exhibit 5: Non-Disclosure Agreement
Exhibit 6: Financial Reports of Party A as of September 30, 2006
Party A: Wretch Co. Ltd.
By: (seal)
Lin Hung Quan
Title: Chairman
Party B: Hoshin GigaMedia Center Inc.
By: (seal)
Arthur M. Wang
Title: Chairman
Party C: Koos Broadband Telecom Co., Ltd.

By: (seal)
Arthur M. Wang
Title: Chairman
Party A’s Shareholders:
(seal)
Jian Zhi Yu
ID: G121439679
(seal)
Qiu Jian Xi
ID: R123185761
(seal)
Wu Wei Kai
ID: G121262893
(seal)
Pan Wei Chen
ID: E12337212
(seal)
Lin Hung Quan
ID: F125198294
(seal)
Chen Xuan Jun
ID: L122999873
(seal)
Hue Tung Digital Services Co. Ltd.
Representative: Liu Te Long